Exhibit 10.26

KYNDRYL

FORM OF

TERMS AND CONDITIONS OF YOUR

EQUITY AWARD:

EFFECTIVE December 16, 2021

Equity Awards: December 16, 2021	Page 1 of 9

Terms and Conditions of Your Equity Award

Table of Contents

Introduction		3
How to Use This Document		3
Definition of Terms		4
Provisions that apply to all countries		5
Provisions that apply to certain countries		7
Provisions that apply to specific countries		9
a.	Denmark	9
b.	Israel	9
c.	United States	9

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Terms and Conditions of Your Equity Award

Introduction

This document provides you with the terms and conditions of your Award that are in addition to the terms and conditions contained in your Equity Award Agreement for your specific Award. Also, your Award is subject to the terms and conditions in the governing plan document; the applicable document is indicated in your Equity Award Agreement and can be found at http://w3.kyndryl.net/hr/web/compensation/executive/eq_prospectus/.

As an Award recipient, you can see a personalized summary of all your outstanding equity grants in the Portfolio section of the Kyndryl Morgan Stanley stockplanconnect web site www.stockplanconnect.com. This site also contains other information about long-term incentive awards, including copies of the prospectus (the governing plan document). If you have additional questions and you are based in the U.S., you can call the Benefits Center – Provided by Fidelity at 866-937-0720, weekdays from 8:00 a.m. to 8:00 p.m. Eastern time (TTY available at 711). Outside of the U.S. dial your country’s toll-free AT&T Direct® access number, and then enter 866-937-0720. In the U.S., call 800-225-5288 to obtain AT&T Direct access numbers. Access numbers are also available online at www.att.com/traveler or from your local operator.

How to Use This Document

Terms and conditions that apply to all awards in all countries can be found on page 6. Review these in addition to any award- or country-specific terms and conditions that may be listed. Once you have reviewed these general terms, check in your Equity Award Agreement for any award-specific and/or country-specific terms that apply to your Award.

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Terms and Conditions of Your Equity Award:

Definition of Terms

The following are defined terms from the Long-Term Performance Plan, your Equity Award Agreement, or this Terms and Conditions document. These are provided for your information. In addition to this document, see the Plan prospectus and your Equity Award Agreement for more details.

“Awards” -- The grant of any form of stock option, stock or cash award, whether granted singly, in combination or in tandem, to a Participant pursuant to such terms, conditions, performance requirements, limitations and restrictions as the Committee may establish in order to fulfill the objectives of the Plan.

“Board” -- The Board of Directors of Kyndryl Holdings, Inc.

“Common Stock” -- Authorized and issued or unissued Common Stock of Kyndryl, at such par value as may be established from time to time.

“Committee” -- The committee designated by the Board to administer the Plan.

“Company” -- Kyndryl and its affiliates and subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which Kyndryl has an equity interest.

“Engage in or Associate with” includes, without limitation, engagement or association as a sole proprietor, owner, employer, director, partner, principal, joint venture, associate, employee, member, consultant, or contractor. This also includes engagement or association as a shareholder or investor during the course of your service relationship with the Company, and includes beneficial ownership of five percent (5%) or more of any class of outstanding stock of a competitor of the Company following the cessation of your service relationship with the Company.

“Equity Award Agreement” -- The document provided to the Participant which provides the grant details.

“Fair Market Value” -- The average of the high and low prices of Common Stock on the New York Stock Exchange for the date in question, provided that, if no sales of Common Stock were made on said exchange on that date, the average of the high and low prices of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said exchange.

“Participant” -- An individual to whom an Award has been made under the Plan. Awards may be made to any employee of, or any other individual providing services to, the Company. However, incentive stock options may be granted only to individuals who are employed by Kyndryl or by a subsidiary corporation (within the meaning of section 424(f) of the Code) of Kyndryl, including a subsidiary that becomes such after the adoption of the Plan.

“Plan” -- Any Kyndryl Long-Term Performance Plan.

“Termination of Service” -- For the purposes of determining when you cease to be a director for the cancellation of any Award, a Participant will be deemed to be terminated if the Participant is no longer providing services to Kyndryl or a subsidiary corporation that the Participant was providing services to when the Award was granted unless approved by a method designated by those administering the Plan. For the avoidance of doubt, any references to “employment” or a “termination of employment” under the Plan, shall be interpreted to mean service or a Termination of Service, as applicable.

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Terms and Conditions of Your Equity Award:

Provisions that apply to all countries

The following terms apply to all countries.

Cancellation and Rescission

All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of the Plan and your Equity Award Agreement (including the provisions relating to termination of service, death and disability) shall be made in Kyndryl’s sole discretion. Determinations made under your Equity Award Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

You agree that the cancellation and rescission provisions of the Plan and your Equity Award Agreement are reasonable and agree not to challenge the reasonableness of such provisions, even where forfeiture of your Award is the penalty for violation. Engaging in Detrimental Activity (as defined in the Plan) during the period of your service relationship or after your service relationship has ended may result in cancellation or rescission of your Award.

The cancellation and rescission provisions of the Plan may be triggered by your acceptance of an offer to Engage in or Associate with any business which is or becomes competitive with the Company. Notwithstanding the above, the cancellation and rescission provisions of the Plan will apply to all Awards if during your service relationship with Kyndryl you engage in any Detrimental Activity, including competitive activities, described in Section 13(a) of the Plan.

For the avoidance of doubt: (a) all other cancellation and rescission provisions of the Plan will apply to all Awards if after your service relationship has ended with Kyndryl but during the Rescission Period you engage in any Detrimental Activity described in Section 13(a) (excluding Section 13(a)(i)) of the Plan; and (b) the cancellation and rescission provisions of the Plan will apply to all Awards if during your service relationship with Kyndryl you engage in any Detrimental Activity, including competitive activities, described in Section 13(a)of the Plan.

Jurisdiction, Governing Law, Expenses, Taxes and Administration

Your Equity Award Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law rules. You agree that any action or proceeding with respect to your Equity Award Agreement shall be brought exclusively in the state and federal courts sitting in New York County or Westchester County, New York. You agree to the personal jurisdiction thereof, and irrevocably waive any objection to the venue of such action, including any objection that the action has been brought in an inconvenient forum.

If any court of competent jurisdiction finds any provision of your Equity Award Agreement, or portion thereof, to be unenforceable, that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of your Equity Award Agreement shall continue in full force and effect.

If you or the Company brings an action to enforce your Equity Award Agreement and the Company prevails, you will pay all costs and expenses incurred by the Company in connection with that action and in connection with collection, including reasonable attorneys’ fees.

If the Company, in its sole discretion, determines that it has incurred or will incur any obligation to withhold taxes as a result of your Award, without limiting the Company’s rights under Section 9 of the Plan, the Company may withhold the number of shares that it determines is required to satisfy such liability and/or the Company may withhold amounts from other compensation to the extent required to satisfy such

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liability under federal, state, provincial, local, foreign or other tax laws. To the extent that such amounts are not withheld, the Company may require you to pay to the Company any amount demanded by the Company for the purpose of satisfying such liability.

If the Company changes the vendor engaged to administer the Plan, you consent to moving all of the shares you have received under the Plan that is in an account with such vendor (including unvested and previously vested shares), to the new vendor that the Company engages to administer the Plan. Such consent will remain in effect unless and until revoked in writing by you.

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Terms and Conditions of Your Equity Award:

Provisions that apply to all countries other than those in Latin America

The following provision applies to Awards granted to all individuals in all countries except those with a home country of Latin America, specifically: Argentina, Bolivia, Brazil, Chile, Columbia, Costa Rica, Ecuador, Mexico, Paraguay, Peru, Uruguay, and Venezuela.

Non-Solicitation

In consideration of your Award, you agree that during your service relationship with the Company and for one year following the termination of your service for any reason, you will not directly or indirectly hire, solicit or make an offer to any employee of the Company to be employed or perform services outside of the Company. Also, you agree that during the period of your service relationship with the Company and for one year following the termination of your service for any reason, you will not directly or indirectly, solicit, for competitive business purposes, any customer of the Company with which you were involved as part of your responsibilities during the last year of your service with the Company. By accepting your Award, you acknowledge that the Company would suffer irreparable harm if you fail to comply with the foregoing, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees.

Termination of Service including Death, Disability and Leave of Absence

Termination of Service

In the event you cease to be a director (other than on account of death or are disabled as described in Section 12 of the Plan) prior to the Vesting Date(s) set in your Equity Award Agreement, all then unvested RSUs under your Award shall be canceled.

Death or Disability

Upon your death all RSUs covered by this Agreement shall vest immediately and your Vesting Date shall be your date of death. If you are disabled as described in Section 12 of the Plan, your RSUs shall continue to vest according to the terms of your Award.

Leave of Absence

In the event of an approved leave of absence, any unvested RSUs shall continue to vest as if you were actively providing services to the Company, subject to the terms in this document and your Equity Award Agreement. If you return to active status, your unvested RSUs will continue to vest in accordance with the terms in this document and your Equity Award Agreement.

Change in Control

Upon a Change in Control, all RSUs covered by this Agreement shall vest immediately and your Vesting Date shall be the date of such Change in Control.

Dividend Equivalents

Dividend equivalents shall accrue on RSUs until the underlying award vests, upon which time they shall be paid out in cash.

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Settlement of Award

Subject to Sections 12 and 13 of the Plan and the section “Termination of Service including Death, Disability and Leave of Absence” above, upon the Vesting Date(s), or as soon thereafter as may be practicable but in no event later than March 15 of the following calendar year, Kyndryl shall make a payment to Participant in shares of Common Stock equal to the number of vested RSUs, subject to any applicable tax withholding requirements as described in Section 9 of the Plan, and the respective RSUs shall thereupon be canceled. RSUs are not shares of Common Stock and do not convey any stockholder rights.

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Terms and Conditions of Your Equity Award:

Provisions that apply to specific countries

a.Denmark

The following non-solicitation clause will replace the above-non-solicitation provision for individuals with the home country of Denmark:

“In consideration of your Award, you agree that during your period of service with the Company, you will not directly or indirectly, solicit, for competitive business purposes, any customer of the Company. By accepting your Award, you acknowledge that the Company would suffer irreparable harm if you fail to comply with the foregoing, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees.”

b. Israel

Data Privacy

In addition to the data privacy provisions in your Equity Award Agreement, you agree that data, including your personal data, necessary to administer this Award may be exchanged among Kyndryl and its subsidiaries and affiliates as necessary (including transferring such data out of the country of origin both in and out of the EEA), and with any vendor engaged by Kyndryl to administer this Award.

c.United States

Nothing in the Plan prospectus, your Equity Award Agreement or this Document affects your rights, immunities, or obligations under any federal, state, or local law, including under the Defend Trade Secrets Act of 2016, as described in Company policies, or prohibits you from reporting possible violations of law or regulation to a government agency, as protected by law.

If you are, and have been for at least 30 days immediately preceding, a resident of, or an employee or service provider in Massachusetts at the time of the termination of your service with Kyndryl, cancellation and rescission provisions of the Plan will not apply if you engage in competitive activities after your service relationship has ended with Kyndryl. For the avoidance of doubt, cancellation and rescission provisions of the Plan will apply if you engage in (1) any Detrimental Activity prior to your employment relationship ending with Kyndryl or (2) any Detrimental Activity described in Section 13(a) of the Plan other than engaging in competitive activities after your employment relationship has ended with Kyndryl.

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